Exhibit 99.1

Press Release

Court Sets Aside Amkor - Philips Mold Compound Settlement

CHANDLER, Ariz., July 14 — Amkor Technology, Inc. (Nasdaq: AMKR) today said that its settlement with Koninklijke Philips Electronics (“Philips”) on pending litigation involving allegedly defective epoxy mold compound manufactured by Sumitomo Bakelite (“Sumitomo”) has been set aside by the California Superior Court. Under terms of the previously announced settlement, Amkor had agreed to pay Philips $1.5 million plus a contingent amount ranging between $0.0 and $2.0 million based on the resolution of Philips’ claims against Sumitomo. However, the court determined that Philips did not knowingly agree to the terms of the settlement that all parties had affirmed in open court, set aside the settlement and ordered the parties to a settlement conference that was held on July 9, 2004. This conference did not result in a renewed settlement, and the trial of Philips’ claims against Amkor and Sumitomo has been rescheduled to start on August 2, 2004.

“We are disappointed with the court’s action in light of the fact that all parties affirmed in open court that they agreed to the stated terms of settlement,” said Ken Joyce, Amkor’s chief financial officer. “Nonetheless, we believe we have meritorious defenses against Philips’ claims as well as valid third party claims against Sumitomo, should the epoxy mold compound be found to be defective.”

This press release contains forward-looking statements within the meaning of federal securities laws, including, without limitation, the statement regarding Amkor’s defenses against Philips’ claims. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from expected results, including, but not limited to, the highly unpredictable nature of litigation and decisions of the judges and/or juries involved in litigation.

Amkor Technology, Inc. (Nasdaq: AMKR) is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design, manufacturing and support services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.

For further information, please contact Jeffrey Luth, VP, Corporate Communications of Amkor Technology, Inc., +1-480-821-5000, ext. 5130, jluth@amkor.com.